EXHIBIT 5

HART & TRINEN, LLP
ATTORNEYS AT LAW
1624 Washington Street
Denver, CO  80203

William T. Hart, P.C.		Email: harttrinen@aol.com
Donald T. Trinen	(303) 839-0061	Facsimile: (303) 839-5414

Will Hart
April 20, 2012

Vanguard Energy Corporation
1330 Post Oak Blvd., Suite 1600
Houston, Texas 77056

This letter will constitute an opinion upon the legality of the issuance by Vanguard Energy Corporation, a Colorado corporation (the “Company”), of:

●	1,500,000 Class A warrants to the holders of the Company’s Series A warrants;

●	up to 1,500,000 shares of common stock to the holders of the Class A warrants if and when the warrants are exercised; and the sale by certain shareholders of the Company of:

●	up to 2,360,000 shares of common stock which are issuable upon the exercise of the Company’s Series A, B and D warrants;

all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of the State of Colorado applicable provisions of the Colorado Revised Statutes and the Colorado Constitution, all reported judicial decisions interpreting the same, and a copy of the Registration Statement.  In our opinion:

(i)           the Company is authorized to issue the 1,500,000 Class A warrants mentioned above and such warrants when issued, will be legal and binding obligations of the Company;

(ii)           any shares issued upon the exercise of the Class A warrants or the Series A, B or D warrants, if exercised in accordance with their terms, will be legally issued and will represent fully paid and non-assessable shares of the Company’s common stock.

Very truly yours,

HART & TRINEN

/s/ William T. Hart

William T. Hart